CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated March 26, 2013, for the year ended December 31, 2012, the period April 30, 2011 (Inception) to December 31, 2011, related to the financial statements of Marathon Patent Group, Inc. (Formerly American Strategic Minerals Corporation), and the unaudited interim financial statements for the nine months ended September 30, 2013, which appear in Marathon Patent Group, Inc. to Registration Statement on Form S-1 filed on or about December 30, 2013.

/s/ KBL, LLP
KBL, LLP
New York, NY
December 30, 2013

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